Stock Hideout Interview Questions and XsunX, Inc. Chief Executive Office Tom Djokovich Responses, October 20, 2010

The interview was preceded by the following advisement:

Safe Harbor Statement:  Matters discussed in this interview may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this interview, the words “anticipate”, “believe”, “estimate”, “may”, “intend”, “expect” and similar expressions identify such forward-looking statements.  Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein.  These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties.  These include, but are not limited to, risks and uncertainties associated with:  the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.

XsunX encourages participants to read the investor information available at the web sites of the U.S. Securities and Exchange Commission (SEC) at http://www.sec.gov and the National Association of Securities Dealers (NASD) at http://www.nasd.com. Interested participants can review all public filings by the Company at the SEC's EDGAR page.

This interview does not constitute an offering of securities by the Company, nor shall there be any sale of securities related to this interview.

The following are the questions and answers:

1. Stock Hideout Question:  XsunX is developing new manufacturing technology for CIGS solar thin-film and just yesterday you announced achieving over 14% cell efficiency, congratulations. Does this achievement break you out of the CIGS pack with an advantage?

XsunX CEO Response: Thanks, we’re very excited about the results we’ve achieved so far in such a short time but we believe there is a lot more we can pull out of this technology to further differentiate ourselves. Co-evaporated CIGS holds the record for thin film efficiency at over 20% and has a theoretical upper limit of nearly 30% which is actually better than silicon’s upper limits.

If a company could achieve some of the higher efficiency potentials of CIGS combined with its lower material and production costs we believe that CIGS could surpass silicon as the dominant global solar technology. That’s our goal at XsunX.

2. Stock Hideout Question:   So what is it that XsunX is doing, what’s the differentiating aspect to your new approach that you think may allow you to compete with or even replace silicon?

XsunX CEO Response: There are a couple of key points necessary to an answer this.

First, XsunX is focused on making CIGS cells that match the same product format as silicon solar cells – initially about 5 inch wafers and we plan to move to 6 inch as rapidly as possible. Offering a similar product format is the first step to being viewed as an alternative solution to the use of silicon.

Second, by keeping our deposition area small we eliminate significant difficulties that manufacturers have experienced while trying to scale the very important thermal co-evaporation process.

To compete with silicon you need to deliver the potential for silicon efficiencies of 14% to 16% at the solar module level. By keeping the co-evaporation process area small we believe we can achieve and eventually surpass this requirement.

And, you need a manufacturing process that can produce commercial quantities at low cost. So rather than re-invent the entire wheel we’ve focused on leveraging existing technologies from within the hard disc industry with proven CIGS thermal co-evaporation methods to design high rate low cost production equipment. Essentially five tool sets combine to mass produce CIGS cells on stainless steel wafers.

Current market pricing for silicon solar cells is over $1.25 per watt. Under our analysis production costs for our CIGSolar™ technology may deliver cells in the mid $0.40 cents per watt range at only 11% efficiencies levels with more to gain in the future as we work to tap higher efficiencies.

That beats the pants off of current silicon solar cell per watt pricing and eliminates pricing volatility which is typical with silicon.

3. Stock Hideout Question:   So XsunX is basically working to make CIGS solar cells that can be used like silicon cells. Does this provide any other advantages or weaknesses?

XsunX CEO Response: I’m glad you asked this. We see several very important advantages to our CIGSolar™ technology as compared to both other CIGS solutions and silicon.

A major advantage to using 6 inch CIGS solar cells over monolithically deposited CIGS panels is the size of the panel that can be produced using multiple cells, and assembly techniques that reduce total module operating losses.

One of the reasons most monolithic CIGS solar panels are rather small is due to challenges manufacturers have in scaling the size of the deposition process without loosing too much control of the quality of the process. This challenge results in smaller panels with consistently low power ratings compared to silicon modules – about half. With individual cells you can design larger panels that can produce more power – closer if not identical to silicon modules.

Next, to turn a monolithically deposited CIGS panel into a solar module there are a number of manufacturing aspects that eliminate the amount of active solar absorbing material, and create resistive and current mismatch loses that when combined can reduce total energy production potential by 30%.

That means that monolithic CIGS panels may have cells that produce over 12% conversion efficiency but after you account for all of the losses the panel power output may actually be closer to 10% or less.

By contrast when you use wafer based cells, like silicon cells or XsunX’s CIGS cells, typical total loss is limited to under 20%. So in addition to being able to make larger more powerful panels with individual cells you also net out with less power lost to assembly techniques as well. This is why silicon continues to be such a dominant technology – for now. We’re obviously working to change that.

Also, XsunX is using a process called co-evaporation to produce the CIGS solar absorber. Other companies in the CIGS space that use sputtering or inks typically have to also use a process called post Selenization to complete the CIGS manufacturing process. The Selenization process actually relocates the gallium atoms away from the region that absorbs the sunlight.

This results in an inherent limitation to the upper efficiency potentials for sputtered or ink based CIGS that use the post Selenization process. Sputtering uses more costly materials as well. I compare it to buying a printer that gets the basic job done and then the cost of printer cartridges drives you to the poor house.

An advantage over silicon solar cells is that XsunX CIGSolar™ cells will be made on stainless steel wafers that can help eliminate factory losses due to breakage of thin fragile silicon. We’ve spoken to silicon users that tell us that they’ve experienced as much as 8% loss in the factory due to cell breakage. That’s a significant production gain and cost savings if breakage can be reduced or eliminated with XsunX CIGSolar™ technology.

As for weakness I can’t think of any major issue. Obviously XsunX will have to provide a robust manufacturing solution, but we have several key technology relationships that we believe will allow us to complete our system development and deliver and support a solid solution.

4. Stock Hideout Question:  Together it sounds like there may be some significant advantages. What type of solar efficiencies and costs do you anticipate from the XsunX CIGS technology?

XsunX CEO Response: We’ve created technical cost models up to 15.5% conversion efficiencies for our CIGS cells. This includes the anticipation of incrementally reducing the time required to process each cell. Co-evaporated CIGS holds the promise of even higher efficiencies but for now we’ve run our models to 15.5%.

What we anticipate being able to achieve are per watt production costs of nearly $0.30 cents per watt. We’ve used all American labor rates and materials in our projections and have not accounted for volume material cost savings so there may be additional cost reductions to garner as well. We see this as a significant pricing incentive to attract silicon users that are paying well over a dollar for silicon cells to begin to use XsunX CIGSolar™ technology.

5. Stock Hideout Question:   How does XsunX plan to market this technology and generate income?

XsunX CEO Response: What we’ve planned to do is rather than assume the burden of building a factory directly, and slow the distribution of the technology to one factory at a time; we will license this proprietary technology to create joint venture business agreements for the use of our CIGSolar™ technology. We believe that this approach provides us a high degree of flexibility while we continue to focus on innovation. It also allows XsunX to eliminate capital expenditures associated with building factories, and leverage the full value of existing and new markets developed by our joint venture partners.

Over the next several years we plan to market CIGSolar™ technology and establish JV manufacturing relationships with companies in the American, European, and Asian regions. Our plans are to generate revenues through licensing fees and manufacturing royalties based on production volumes. In this way we can continue to focus on what we do best while empowering other companies to do what they do best.

6. Stock Hideout Question: Has XsunX found any companies interested in working with you under your licensing model?

XsunX CEO Response: Yes, we have been in discussions with several interested companies. There are a few milestones requested by these entities necessary to complete our deals, but yesterday’s announcement of achieving 14% CIGS will help towards moving these relationships forward.

We have a lot more information and great a Flash presentation on our web site at www.xsunx.com for anyone interested in understanding more.

7. Stock Hideout Closing Comment: It appears that CIGS has gained a lot of attention over the last year and many analysts believe that CIGS may provide the low production costs and higher efficiencies necessary to support the next significant reductions to the cost of solar energy. It sounds like XsunX may be on the cusp of making this happen. Good luck and thanks for your time today.